As filed with the Securities and Exchange Commission on October 2, 2015

Registration Statement No. 333-206495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY TANKERS LTD.

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building,

69 Pitts Bay Road,

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

Fax: (441) 292-3931

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

1133 Avenue of the Americas

New York, New York 10036

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David S. Matheson

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2008

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

7,180,083 Shares

Teekay Tankers Ltd.

Class A Common Stock

This prospectus relates solely to the possible offer or resale, from time to time, of up to 7,180,083 shares of Class A common stock of Teekay Tankers Ltd. by the selling securityholder identified in this prospectus. These shares of Class A common stock are being issued pursuant to the Memoranda of Agreement, each dated as of August 4, 2015, between wholly owned subsidiaries of us and affiliates of the selling securityholder in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Please read “Selling Securityholder” for additional information about the issuance of these shares. We will not receive any of the proceeds from the sale of these shares of Class A common stock by the selling securityholder.

The selling securityholder identified in this prospectus, or its donees, pledgees, transferees or other successors-in-interest, may sell the Class A common shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions, sales in underwritten offerings and sales by a combination of these methods. The selling securityholder may sell the Class A common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the methods of sale that may be used by the selling securityholder, please read “Plan of Distribution.”

This prospectus describes some of the general terms that may apply to the shares of Class A common stock and the general manner in which they may be offered. The specific terms of any common stock to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our Class A common stock trades on the New York Stock Exchange under the symbol “TNK.” On October 1, 2015, the last reported sale price of our Class A common stock on the New York Stock Exchange was $7.06 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the section entitled “Forward-Looking Statements” beginning on page 1 and each of the factors described under “Risk Factors” beginning on page 3 of this prospectus before you make an investment in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2015

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell our Class A common stock. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, being a “shelf” registration or continuous offering process. The selling securityholder referred to in the prospectus may offer and resell from time to time up to 7,180,083 shares of our Class A common stock.

This prospectus does not cover the issuance of any of our Class A common shares by us to the selling securityholder, and we will not receive any of the proceeds from any sale of shares by the selling securityholder. We have agreed to pay the expenses incurred in connection with the registration of the Class A common shares owned by the selling securityholder covered by this prospectus, other than any underwriting discounts or selling commissions, any transfer taxes, the fees and expenses of the selling securityholder’s own counsel, and any reasonably incurred and documented out-of-pocket expenses we incur in connection with any underwritten offering, each of which are to be paid by the selling securityholder.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Class A common stock described herein, shall mean specifically Teekay Tankers Ltd. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries. References to “our Manager” are to Teekay Tankers Management Services Ltd., a subsidiary of Teekay Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995, as amended, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in other reports we file with the SEC and that are incorporated into this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

TEEKAY TANKERS LTD.

We are an international provider of marine transportation to global oil industries. Our business is to own crude oil and product tankers and we employ a chartering strategy that seeks to capture upside opportunities in the spot market while using fixed-rate time charters to reduce downside risks. Teekay Corporation (NYSE: TK), which formed us in 2007, is a leading provider of marine services to the global oil and natural gas industries and the world’s largest operator of medium-sized oil tankers. We believe we benefit from Teekay Corporation’s expertise, relationships and reputation as we operate our fleet and pursue growth opportunities. We have acquired a substantial majority of our current operating fleet from Teekay Corporation at various times since our inception and we anticipate additional opportunities to expand our fleet through acquisitions of tankers from third parties, or additional tankers that Teekay Corporation may offer to us from time to time. These tankers may include crude oil and product tankers.

Under the supervision of our executive officers and Board of Directors, our operations are managed by Teekay Tankers Management Services Ltd. (our Manager), a subsidiary of Teekay Corporation which provides to us commercial, technical, administrative and strategic services under a long-term management agreement. We employ our chartering strategy based on the outlook of our Manager for freight rates, oil tanker market conditions and global economic conditions. We employ our vessels on fixed rate time-charter out contracts and in various pooling arrangements, the majority of which are managed by wholly or partially owned subsidiaries of Teekay Corporation and which employ vessels on the spot market. By employing some of our vessels in these pooling arrangements with Teekay, we believe we benefit from Teekay Corporation’s expertise in commercial management of oil tankers and economies of scale of a larger fleet, including higher vessel utilization and daily revenues.

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

Before investing in our Class A common stock, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in any of our securities, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, we might be unable to pay dividends on shares of our Class A common stock and you could lose all or part of your investment. In addition to the following risk factors, please read “Material United States Federal Income Tax Considerations” in this prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our securities.

Risks Inherent in an Investment in our Class A Common Stock

If the share price of our Class A common stock fluctuates after any offering related to this prospectus, you could lose a significant part of your investment.

The market price of our Class A common stock may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, and the following:

•	the failure of securities analysts to publish research about us after the offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic or financial market conditions;

•	terrorist acts;

•	future sales of shares of our Class A common stock or other securities; and

•	investors’ perception of us and the seaborne oil transportation industry.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above any offering price of the securities covered by this prospectus. These broad market and industry factors may materially reduce the market price of shares of our Class A common stock regardless of our operating performance.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of our Class A common stock.

Several provisions of our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable.

These provisions include:

•	a dual-class common stock structure that currently gives Teekay Corporation and its affiliates control over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors, unless Teekay Corporation and its affiliates no longer hold a majority of the voting power of our outstanding capital stock, in which case directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions could substantially impede the ability of our Class A common shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Class A common stock and your ability to realize any potential change-in-control premium.

We may issue additional shares of Class A common stock, Class B common stock or other securities without your approval, which would dilute your ownership interests and may depress the market price of the Class A common stock.

We may issue additional shares of Class A common stock, Class B common stock and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances.

The issuance by us of additional shares of Class A common stock, Class B common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common stock may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our Class A common stock may decline.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the

Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and operations. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations”) held stock,, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

We may be subject to taxes, which reduces our cash available for distribution to our shareholders.

We or some of our subsidiaries may be subject to tax in the jurisdictions in which we or our subsidiaries are organized or operate, reducing the amount of our cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries in jurisdictions in which operations are conducted. For example, if Teekay Tankers Ltd. was not able to meet the criteria specified by Section 883 of the U.S. Internal Revenue Code, our U.S. source income may become subject to taxation.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Class A common shares by the selling securityholder under this prospectus and any related prospectus supplement. Please read “Selling Securityholder.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 400,000,000 shares, of which:

•	200,000,000 shares are designated as Class A common stock, par value $0.01 per share;

•	100,000,000 shares are designated as Class B common stock, par value $0.01 per share; and

•	100,000,000 shares are designated as preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. Except as otherwise provided by the Business Corporations Act of the Republic of The Marshall Islands (or the Marshall Islands Act), holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

Marshall Islands law generally provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to receive the same amount per share of common stock of all our assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred stock.

Conversion

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition:

•	upon any transfer of shares of Class B common stock to a holder other than Teekay Corporation (or any of its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or to all or substantially all of its assets), such transferred shares of Class B common stock shall automatically convert into Class A common stock upon such transfer; and

•	all shares of our Class B common stock will automatically convert into shares of our Class A common stock if the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by Teekay Corporation and its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets falls below 15% of the aggregate number of outstanding shares of our common stock.

All such conversions will be effected on a one-for-one basis.

Once converted into Class A common stock, shares of Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other Rights

Holders of our common stock do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our articles of incorporation provide that our board of directors must consist of at least three members. Our board of directors may change the number of directors within a range of three to twelve directors pursuant to resolution. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of our capital stock. However, from and after the date that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of our outstanding capital stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Shareholder Meetings

Under our bylaws, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. If we fail to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after our last annual meeting, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting. Other than such a meeting in lieu of an annual meeting, special meetings of shareholders may be called only by the chairman of our board of directors or our chief executive officer, at the direction of our board of directors as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire board of directors, or by

Teekay Corporation so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice of and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Act, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of his shares shall not be available if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation. In the event of any amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the Marshall Islands Act to receive payment. If we and any dissenting shareholder fail to agree on a price for the shares, the Marshall Islands Act procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the Marshall Islands Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates, or that his shares devolved upon him by operation of law.

Limitations on Director Liability and Indemnification of Directors and Officers

The Marshall Islands Act restricts corporations from limiting or eliminating the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our articles of incorporation also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Our articles of incorporation also renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties we or our shareholders otherwise may be owed regarding these business opportunities by our directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates (other than us and our subsidiaries) no longer beneficially own shares representing at least 20% of the total voting power of our outstanding capital stock, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates (other than us and our subsidiaries), then this business opportunity provision of our articles of incorporation will terminate.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Dual-Class Structure

As discussed above, our Class B common stock has five votes per share, subject to a 49% aggregate Class B common stock voting power maximum, while our Class A common stock has one vote per share. Teekay Corporation controls all of our outstanding Class B common stock, in addition to shares of Class A common stock it controls. Because of our dual-class structure, Teekay Corporation is able to continue to control all matters submitted to our shareholders for approval even though it and its affiliates own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of “blank check” preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our bylaws provide that shareholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our board of directors. These advance notice provisions provide that the shareholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

Our shareholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the shareholders. Our articles of incorporation provide that any director or our entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors. However, from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock.

Limited Actions by Shareholders

Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders, provided that if the Marshall Islands Act in the future permits action to be taken by less than unanimous written consent of our shareholders, the holders of voting power sufficient to take such specified action at a meeting at which all voting stock was present and voted, or as otherwise set forth in the Marshall Islands Act as so amended, may do so by written consent so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our bylaws provide that, subject to certain limited exceptions, only (a) our Chairman or Chief Executive Officer, at the direction of the board of directors, or (b) Teekay Corporation, so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock, may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Inc.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

Our Class A common stock is traded on the New York Stock Exchange under the symbol “TNK.”

The following table sets forth, for the periods indicated, the high and low sales prices for shares of our Class A common stock as reported on the New York Stock Exchange, and quarterly cash distributions declared per share. The closing sale price of our Class A common stock on the New York Stock Exchange on October 1, 2015 was $7.06 per share.

	Price ranges		Quarterly cash dividend per share(1)
	High	Low
Years Ended
December 31, 2014	$5.95	$3.18
December 31, 2013	4.02	2.38
December 31, 2012	6.33	2.38
December 31, 2011	12.99	3.36
December 31, 2010	13.96	8.50
Quarters Ended
October 31, 2015(2)	$7.14	$6.75
September 30, 2015	7.88	5.63
June 30, 2015	7.88	5.70	$0.03
March 31, 2015	7.05	4.82	0.03
December 31, 2014	5.95	3.30	0.03
September 30, 2014	4.44	3.55	0.03
June 30, 2014	4.50	3.18	0.03
March 31, 2014	5.08	3.18	0.03
December 31, 2013	4.02	2.55	0.03
September 30, 2013	3.09	2.49	0.03
June 30, 2013	3.06	2.38	0.03
March 31, 2013	3.43	2.40	0.03
Months Ended
October 31, 2015(2)	$7.14	$6.75
September 30, 2015	7.14	5.63
August 30, 2015	7.37	6.19
July 31, 2015	7.88	6.32
June 30, 2015	7.88	6.55
May 31, 2015	7.30	5.72
April 30, 2015	6.89	5.70

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending October 1, 2015.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Tankers Ltd.

This discussion is limited to shareholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our common stock.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (b) a corporation or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends paid with respect to our common stock will be treated as foreign source income and generally will be treated as “passive category income.”

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (or a Non-Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that: (a) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common stock is traded); (b) we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below); (c) the Non-Corporate U.S. Holder has owned the common stock for more than 60 days in the 121–day period beginning 60 days before the date on which the common stock becomes ex–dividend; (d) the Non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (e) certain other conditions are met. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a Non-Corporate U.S. Holder. Any dividends paid on our common shares not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of common stock if the amount of the dividend is equal to or in excess of 10% of a common stockholder’s adjusted tax basis (or fair market value in certain circumstances) in such common stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a stockholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long–term capital loss to the extent of such dividend.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long–term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (b) U.S. source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of stock. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non–U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (a) at least 75% of its gross income is “passive” income; or (b) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations, including:

•	the total payments due to us under each of our time charters are substantially in excess of the current bareboat charter rate for comparable vessels

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark–to–market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark–to–Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark–to–market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S.

Holder’s common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark–to–market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark–to–market gains previously included in income by the U.S. Holder. Because the mark–to–market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common stock and for which (a) we were not a QEF with respect to such U.S. Holder and (b) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the U.S. Holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark–to–Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark–to–market” election for that year (a Non–Electing Holder ) would be subject to special rules resulting in increased tax liability with respect to (a) any “excess distribution” (i.e., the portion of any distributions received by the Non–Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non–Electing Holder in the three preceding taxable years, or, if shorter, the Non–Electing Holder’s holding period for our common stock), and (b) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common stock;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder owns shares, we are a PFIC, and the total value of all PFIC stock that such U.S. Holder directly or indirectly holds exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our common stock. In addition, if a Non–Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step–up in tax basis with respect to such common stock.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation (or a CFC ).

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution with an aggregate values in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our stock under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their own tax advisor regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non–U.S. Holder.

Distributions

In general, a Non–U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our common stock unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non–U.S. Holder is engaged in a trade or business in the United States and the distributions are deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common stock unless (a) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a trade or business in the United States and the disposition of our common stock is deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our common stock to a Non–Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non–Corporate U.S. Holder also may be subject to backup withholding if the Non–Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that the U.S. Holder has failed to report all interest or distributions required to be shown on the U.S. Holder’s U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non–U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law holders of our Class A common stock will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our Class A stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of Class A common stock, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the shares of Class A common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

SELLING SECURITYHOLDER

This prospectus covers the offering for resale of up to 7,180,083 shares of our Class A common stock by the selling securityholder identified below.

The 7,180,083 shares of Class A Common Stock are being issued over time to the selling securityholder pursuant to certain Memoranda of Agreement, each dated August 4, 2015, between wholly owned subsidiaries of us and affiliates of the selling securityholder and pursuant to which such affiliates have agreed to sell and transfer a total of 12 oil tankers to us for a combination of cash and the issuance of shares of our Class A common stock to the selling securityholder. We are issuing shares to the selling securityholder upon the successful delivery of each tanker to us. As of October 1, 2015, we had issued a total of 6,049,022 of these shares to the selling securityholder in connection with the delivery to us of a total of 10 tankers as of that date. The number of shares to be issued upon delivery of each particular tanker will not vary and is specified in each Memorandum of Agreement. The obligations of the ship-owning affiliates of the selling securityholder to deliver the tankers to us in exchange for such shares and for cash for the balance of the purchase price is not subject to closing conditions within the control of the selling securityholder or such affiliates.

The table below sets forth information about the maximum number of shares of Class A common stock that may be offered from time to time by the selling securityholder under this prospectus. The selling securityholder identified below may currently hold or acquire at any time shares of Class A common stock in addition to those registered hereby. In addition, the selling securityholder identified below may sell, transfer or otherwise dispose of some or all of its Class A common stock, including in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot estimate the amount of Class A common stock that will be held by the selling securityholder upon termination of this offering. However, for purposes of this table, we have assumed that all of the shares of Class A common stock covered by this prospectus will be sold by the selling securityholder. For information on the procedure for sales by the selling securityholder, please read the disclosure set forth under “Plan of Distribution.”

Information concerning the selling securityholder may change from time to time and, to the extent required, we will supplement this prospectus accordingly.

To our knowledge, the selling securityholder does not have nor has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of Class A common stock.

We have prepared the following table and the related notes based on information supplied to us by the selling securityholder. We have not sought to verify such information. The selling securityholder has agreed, subject to certain exceptions or to the extent waived by us, not to sell, transfer or otherwise dispose of any of the Class A common stock covered by this prospectus until the earlier of October 30, 2015 and the delivery of the final oil tanker to us pursuant to the Memoranda of Agreement described above. Information about the selling securityholder may change over time.

Selling Securityholder	Class A Common Stock Owned(1)	Percent of Class Prior to Offering(1)(2)	Common Stock That May Be Offered Hereby	Common Stock Owned After Offering(3)
Veritable Maritime Holdings, LLC(4)	7,180,083	5.5%	7,180,083	0

(1)	Includes the shares of Class A common stock we have agreed to issue to the selling securityholder upon the delivery to us of 12 oil tankers owned by affiliates of the selling securityholder. The total amount assumes delivery of all such vessels.

(2)	Percent of Class Prior to Offering represents the percentage of our outstanding shares of Class A common stock represented by the shares covered by this prospectus. It does not reflect the effect of outstanding shares of our Class B common stock.
(3)	Assumes the sale of all of our Class A common stock offered in this prospectus and no sales of any of our Class A common stock held by the selling securityholder as of October 1, 2015 that are not registered for resale under this prospectus.
(4)	Veritable Maritime Holdings, LLC (“Veritable Maritime”) is the record holder of our Class A common stock and the selling securityholder. Triton Holdings, LLC (“Triton LLC”) is the sole member of Veritable Maritime. Triton Maritime, Corp. (“Triton Corp”) and Triton Maritime II, Corp. (“Triton II Corp”) are the members of Triton LLC. Triton Maritime (Cayman), Ltd. (“Triton Maritime (Cayman)”) is the sole shareholder of Triton Corp, and Triton Maritime Holdings (Cayman), L.P. (“Triton Maritime Holdings”) is the sole shareholder of Triton II Corp. Triton Maritime (Cayman) II, Ltd. (“Triton Maritime (Cayman) II”) is the sole shareholder of Triton II Corp. Apollo Overseas Partners (Delaware 892) VII, L.P. (“Overseas 892”), AOP VII (AIV II), L.P. (“AOP VII”) and AIF VII Euro Holdings, L.P. (“AIF VII Euro”) are the sole shareholders of Triton Maritime (Cayman) II. Apollo Management VII, L.P. (“Management VII”) serves as the manager of Triton Maritime Holdings, Overseas (Delaware 892), AOP VII and AIF VII Euro. AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of Class A common stock held by the selling securityholder. The address for each of Veritable Maritime, Triton LLC, Triton Corp and Triton II Corp is c/o Trust Company Complex, Suite 206, 3055 Ajeltake Road, Majuro, Marshall Islands, MH 96960. The address for each of Triton Maritime (Cayman), Triton Maritime Holdings, Triton Maritime (Cayman) II, AOP VII and AIF VII Euro is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman, Cayman Islands. The address for Overseas (Delaware 892) is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VII, AIF VII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

PLAN OF DISTRIBUTION

The selling securityholder may choose not to sell any of its Class A common stock. Distributions of the Class A common stock by the selling securityholder, or by its partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by the selling securityholder or other person, or through underwriters, dealers or agents or on any exchange on which the Class A common stock may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the Class A common stock may be sold include any one or more of the following:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such Class A common shares at a stipulated price per share;

•	block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agents, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options or other hedging transactions on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by the selling securityholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholder may effect such transactions by selling the Class A common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling securityholder and may receive commissions from the purchasers of the Class A common stock for whom they may act as agent. The selling securityholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the Class A common stock for sale under the Securities Act and to indemnify the selling securityholder and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

We have agreed to pay the expenses incurred in connection with the registration of the Class A common stock owned by the selling securityholder covered by this prospectus, other than any underwriting discounts or selling commissions, any transfer taxes, the fees and expenses of the selling securityholder’s own counsel, and any reasonably incurred and documented out-of-pocket expenses we incur in connection with any underwritten offering, each of which are to be paid by the selling securityholder.

Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

In connection with sales of the Class A common stock under this prospectus, the selling securityholder may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling securityholder also may sell Class A common shares short and deliver them to close out the short positions or loan or pledge the shares to broker-dealers that in turn may sell them.

From time to time, the selling securityholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated may, upon foreclosure in the event of default, be deemed to be a selling securityholder. The number of the selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling securityholder’s securities will otherwise remain unchanged. In addition, the selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling securityholder and any underwriters, broker-dealers or agents who participate in the distribution of the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent the selling securityholder is a broker-dealer, it is, according to SEC interpretation, an “underwriter” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

To the extent required, the shares of Class A common stock to be sold, the names of the specific managing underwriter or underwriters, if any, as well as other important information, including, among other things, the respective purchase prices and public offering prices, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling securityholder will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

In addition, the selling securityholder may sell Class A common stock in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling securityholder has agreed, subject to certain exceptions, not to sell, transfer or otherwise dispose of any of the Class A common stock covered by this prospectus until the earlier of October 30, 2015 and the delivery of the final oil tanker to us pursuant to the Memoranda of Agreement dated as of August 4, 2015 between wholly owned subsidiaries of us and affiliates of the selling securityholder.

The selling securityholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholder and its affiliates. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Tankers Ltd. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP will pass upon certain legal matters for us with respect to the offering of shares of our Class A common stock. Unless otherwise stated in any applicable prospectus supplement, the validity of shares of our Class A common stock and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Certain matters may be passed upon for the selling securityholder by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of Teekay Tankers Ltd. issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Reports on Form 6-K filed with the SEC on May 1, May 22, June 4, August 7, August 12 and September 17, 2015;

•	all subsequent Reports on Form 6-K filed with the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus or any prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares of our Class A common stock covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$5,114.42
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. Indemnification of Directors and Officers

The section of the prospectus entitled “Description of Capital Stock—Limitations on Director Liability and Indemnification of Directors and Officers” discloses that we must indemnify officers and directors to the fullest extent authorized by applicable law and is incorporated herein by this reference. This section also discloses that we are authorized to advance certain expenses to our directors and officers and to carry directors’ and officers’ insurance providing indemnification for our directors and officers.

ITEM 9. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

5.1	Opinion of Watson Farley & Williams LLP, relating to the legality of the securities being registered**

8.1	Opinion of Perkins Coie LLP, relating to tax matters**

8.2	Opinion of Watson Farley & Williams LLP, relating to tax matters**

23.1	Consent of KPMG LLP**

23.2	Consent of Watson Farley & Williams LLP (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on signature page to the registration statement)**

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.

**	Previously filed.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10. Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b. any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c. the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d. any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on October 2, 2015.

TEEKAY TANKERS LTD.

By:	/s/ Arthur Bensler
Name:	Arthur Bensler
Title:	Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed on October 2, 2015 by the following persons in the following capacities:

Signature	Title

/s/ Arthur Bensler Arthur Bensler	Chairman of the Board

* Kevin Mackay	Chief Executive Officer (Principal Executive Officer)

* Vincent Lok	Chief Financial Officer (Principal Financial and Accounting Officer)

* Richard J.F. Bronks	Director

* Peter Evensen	Director, Authorized Representative in the United States

* William Lawes	Director

* Bjorn Moller	Director

* Richard T. du Moulin	Director

*	By:	/s/ Arthur Bensler
Arthur Bensler, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

5.1	Opinion of Watson Farley & Williams LLP, relating to the legality of the securities being registered**

8.1	Opinion of Perkins Coie LLP, relating to tax matters**

8.2	Opinion of Watson Farley & Williams LLP, relating to tax matters**

23.1	Consent of KPMG LLP**

23.2	Consent of Watson Farley & Williams LLP (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on signature page to the registration statement)**

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.

**	Previously filed.